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                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the ____ day of July, 2003, between AmericasBank (the "Bank" or "Employer"), a
Maryland-chartered commercial bank and a wholly owned subsidiary of AmericasBank Corp, Inc., and Mark H. Anders, a resident of the State of Maryland (the "Employee").

                                    RECITALS:

     The Employer desires to employ the Employee as the President and Chief Executive Officer of the Employer and the Employee desires to accept such employment.

     In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:

     1.1 "Agreement" means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

     1.2 "Affiliate" means any business entity which controls the Employer, is controlled by or is under common control with the Employer.

     1.3 "Board" means the board of directors of the Bank.

     1.4 "Business of the Employer" means the business conducted by the Employer, which is community banking.

     1.5 "Cause" shall include personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties as set forth in Exhibit A, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or a material breach of any material provision of this Agreement, provided, however, that no termination of employment which is triggered by a material breach of any material provision of this Agreement shall constitute a termination of employment for Cause unless the Employer has first provided the Employee with the opportunity to cure the event or conduct by giving the Employee a written notice describing in sufficient detail the Employer's belief that Cause exists and the Employer defers termination of employment until the expiration of a ninety (90) day cure period, beginning with the date such notice is received by the Employee. No act, or failure to act, on the Employee's part shall be considered willful unless he has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Emnployer.

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     1.6 "Company" means any entity that controls the Bank

     1.7 "Company Information" means Confidential Information and Trade Secrets.

     1.8 "Confidential Information" means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) and/or an Affiliate which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

     1.9 "Change in Control" means any one of the following events:

          (a) the acquisition, subsequent to the Recapitalization, by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote fifty percent (50%) or more of any class of voting securities of the Bank or the Company, as the case may be, or such other transaction as may be described under 12 C.F.R. Section 225.41(b)(1) or any successor thereto;

          (b) the approval, subsequent to the Recapitalization, by the stockholders of either the Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities;

          (c) the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party; or

          (d) within any twelve-month period (beginning one year after the Effective Date) the persons who were directors of the Bank immediately before the beginning of such twelve-month period (the "Incumbent Directors") cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, a majority of the directors who then qualified as Incumbent Directors;

     1.10 "Effective Date" means __________ __, 2003.

     1.11 "Good Reason" means, any of the following events or conduct preceding a termination of employment initiated by the Employee:

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          (a) a material diminution in the powers, responsibilities or duties of the Employee hereunder, a material change as to whom Employee reports and who reports to Employee, material interference by the Board in the discharge of the duties of Employee as President and Chief Executive
     Officer of the Bank; and/or a material deviation by the Board from a previously adopted strategic plan unless such material deviation is approved by the Board as being in the best interests of the shareholders of the Bank and a proper exercise of the Board's fiduciary duty;

          (b) the failure of the Board to elect the Employee as the President and Chief Executive Officer of the Bank;

          (c) a material breach of any provision of this Agreement by the Employer;

          (d) the failure of the Board to nominate the Employee for re-election following expiration of each of the Employee's terms of service on the Board that arises during the Term (as defined below);

          (e) a change in the location of the principal office of Employee more than thirty five (35) miles from its existing location;

          (f) a regulatory agency with authority to declare the Bank insolvent and appoint a receiver does declare the Bank insolvent and appoint a receiver; or

          (g) failure of the shareholders to elect Employee as a director of the Bank.

provided, however, that no termination of employment which is triggered by any conduct or event described in this Section 1.11 except for Section 1.11(f) shall constitute a termination of employment for Good Reason unless the Employee has first provided the Employer with the opportunity to cure the event or conduct by giving the Employer a written notice describing in sufficient detail the Employee's belief that a Good Reason exists and the Employee defers resigning until the expiration of a ninety (90) day cure period, beginning with the date such notice is received by the Employer.

     1.12 "Permanent Disability" means the total inability of the Employee to perform the Employee's duties under this Agreement for a period of one hundred and eighty (180) consecutive days as certified by a physician chosen by the Employer and reasonably acceptable to the Employee.

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     1.13 "Recapitalization" means one or more sale or sales of stock for cash or the issuance of one or more debt instrument or debt instruments in a cumulative amount not to exceed $5,000,000 by Employer or an Affiliate of Employer through one or more stock or debt offerings within 18 months of the effective date.

     1.14 "Trade Secrets" means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

          (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

          (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.  DUTIES.

     2.1 The Employee is employed as the President and Chief Executive Officer of the Bank, subject to the direction of the Board, must perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business. The duties and responsibilities of the Employee are set forth on Exhibit A attached hereto.

     2.2 In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee must:

          (a) devote substantially all of the Employee's time, energy and skill during regular business hours to the performance of the duties of the Employee's employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

          (b) diligently follow and implement all management policies and decisions communicated to him by the Board; and

          (c) timely prepare and forward to the Board all reports and accounting as may be requested of the Employee.

     2.3 The Employee must not during the Term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Employee from:

          (a) investing the Employee's personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services

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     on the part of the Employee in their operation or affairs and in which the
     Employee's participation is solely that of an investor;

          (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase will not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

          (c) materially participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board approves of such activities prior to the Employee's engaging in them.

3.  TERM AND TERMINATION.

     3.1 Term. The term of this Agreement will initially be set at five (5) years commencing on the date hereof. Commencing on the first anniversary date of this Agreement (the "Anniversary Date"), and continuing on each Anniversary Date thereafter, this Agreement shall renew for an additional year such that the remaining term shall be five (5) years unless written notice of non- renewal is provided to Employee at least ten (10) and not more than (30) days prior to such Anniversary Date, that his employment shall cease at the end of five (5) years following such Anniversary Date. Prior to each notice period for non-renewal, the non-employee members of the Board will conduct a comprehensive performance evaluation and review of the Employee for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting (as so calculated, the "Term").

     3.2 Termination. The employment of the Employee under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

          3.2.1  By the Employer:

               (a) for Cause at any time, subject to the notice and cure period contained in Section 1.6 hereof and a determination of Cause by two-thirds of the Board non-employee Board members, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination;

               (b) without Cause any time, provided that the Employer gives the Employee sixty (60) days' prior written notice of its intent to terminate, in which event the Employer will be required to make the termination payments under Section 3.6.1; or

               (c) upon the Permanent Disability of Employee in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination.

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          3.2.2  By the Employee:

                (a) for Good Reason in which event the Employer will be required to make the termination payments under Section 3.6.1;

                (b) without Good Reason , provided that the Employee gives the Employer sixty (60) days' prior written notice of the Employee's intent to terminate, in which event the Employer will have no further obligation to the Employee except for future payment of any amounts due and owing under Section 4 on the effective date of the termination; or

                (c) upon the Permanent Disability of the Employee in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination.

          3.2.3 By the Employee: within six (6) months following a Change in Control; provided that the Employee gives at least thirty (30) days' prior written notice to the Employer of the Employee's intention to terminate this Agreement with such resignation to be effective immediately, in which event the Employer will be required to make a termination payment under Section 3.6.2; or

          3.2.4 At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under
          Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

          3.2.5 Immediately upon the Employee's death, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination.

     3.3 Effect of Termination. Termination of the employment of the Employee pursuant to Section 3.2 will be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

     3.4 Suspension Without Pay. If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Employer's obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Employer will in its discretion:

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          (a) pay Employee all or part of the compensation withheld while its contract obligations were suspended; and/or

          (b) reinstate (in whole or in part) any of its obligations which were suspended.

     3.5 Other Regulatory Requirements. If the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement will terminate as the date of such default, but no vested rights of the Employee will be affected. Further, all obligations under this Agreement will be terminated, except, to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:

          (a) by the Director (the "Director") of the Federal Deposit Insurance Corporation ("FDIC") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

          (b) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

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     3.6 Termination Payments.

          3.6.1. In the event and only in the event this Agreement is terminated by the Employer pursuant to Section 3.2.1(b) or by the Employee pursuant to
Section 3.2.2(a), a Change in Control has not occurred within the immediately preceding six (6) months, and the Bank has less than a .75% return on average assets, as defined under general accounting principals ("ROAA") for the immediately preceding twelve (12) month period, then commencing with the first payroll date immediately following the effective date of such termination, the Employer will pay to the Employee as severance pay and liquidated damages an amount equal to the then current Base Salary divided by 12 (the "Base Monthly Salary") in twelve (12) installments for a period equal to one (1) year. In the event this Agreement is terminated by the Employer pursuant to Section 3.2.1(b) or by the Employee pursuant to Section 3.2.2(a), a Change in Control has not occurred within the immediately preceding six (6) months, and the Bank has a greater than .75% but less than 1% ROAA for the immediately preceding twelve
(12) month period, then commencing with the first payroll date immediately following the effective date of such termination, the Employer will pay to the Employee as severance pay and liquidated damages an amount equal to the Base Monthly Salary in eighteen (18) installments for a period equal to eighteen (18) months. In the event this Agreement is terminated by the Employer pursuant to
Section 3.2.1(b) or by the Employee pursuant to Section 3.2.2(a), a Change in Control has not occurred within the immediately preceding six (6) months, and the Bank has a greater than 1% ROAA for the immediately preceding twelve (12) month period, then commencing with the first payroll date immediately following the effective date of such termination, the Employer will pay to the Employee as severance pay and liquidated damages an amount equal to the Base Monthly Salary in twenty four (24) installments for a period equal to two (2) years.

     The Bank's obligation to make any payments under this Section 3.6.1 will immediately terminate upon Employee becoming an employee with an entity other than Employer except to the extent that the total compensation payable to Employee is less than the compensation payable under Section 3.6.1 in which event the Bank's obligation under this Section 3.6.1 will be the difference between the compensation payable under Section 3.6.1 and the total compensation paid to Employee by an entity other than the Bank.

          3.6.2. In the event and only in the event a Change in Control has occurred as described in Sections 1.9 (a), (b) or (c) and this Agreement is terminated by Employer or by Employee pursuant to Section 3.2.3, the Employee shall be entitled to the following:

     (a) if the price paid by the entity or entities acquiring voting securities, voting control or assets as described in Sections 1.9 (a), (b) or
(c) is less than the then current book value of the Bank or the Company, Employee will receive a lump sum payment equal to his then current base salary;
(b) if the price paid by the entity or entities acquiring voting securities, voting control or assets as described in Sections 1.9 (a), (b) or (c) is equal or greater than book value but less then two (2) times book value Employee will receive a lump sum payment using the calculations contained in Section 3.6.1 hereof; and (c) if the price paid by the entity or entities acquiring voting securities, voting control or assets as described in Sections 1.9 (a), (b) or
(c) is equal or greater than two (2) times book value Employee will receive a lump sum payment equal to 2.99 times his Average Base Salary and shall be paid such lump sum payment by Employer within 30

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days of the effective date of termination of this Agreement. As used herein, the term "Average Base Salary" means the Employee's average Base Salary paid by the Employer during the most recent five (5) taxable years ending before the date the Change in Control occurs (or such portion of such period during which the Employee was employed by the Employer.

          3.6.3. In the event and only in the event a Change in Control has occurred as described in Sections 1.9 (d) and this Agreement is terminated by Employer or by Employee pursuant to Section 3.2.3, the Employee shall be entitled to a lump sum payment using the calculations contained in Section 3.6.1 hereof.

          3.6.4. Notwithstanding any other provisions to this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and other payments and benefits which the Employee has the right to receive from the Employer (the "Total Payments") would constitute a "parachute payment," as defined in Section 280G(b)(2) of the Internal Revenue Code, the Employee shall receive the Total Payments unless (a) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Internal Revenue Code that would be payable by the Employee (the "Excise Taxes")) if the Employee were to receive the Total Payments has an aggregate value less than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the "Reduced Payments"), in which case the Employee shall be entitled only to the Reduced Payments. If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

          3.6.5. Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with Section U.S.C.
Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

4.  COMPENSATION AND BENEFITS.

     4.1 Compensation. The Employee will receive the following salary and benefits:

          (a) Base Salary. During the Term, the Employee will receive a base salary at the rate of $125,000 per annum, payable in substantially equal installments in accordance with the Bank's regular payroll practices and as may be increased by the Bank ("Base Salary"). The Employee's Base Salary will be reviewed by the Board annually, and the Employee will be entitled to receive annually an increase of at least 5% of the then current Base Salary if the employee receives a satisfactory performance evaluation as may be determined by the Board in any year. The Base Salary will be renegotiated upwards when the Bank achieves a 1% ROAA for any fiscal year.

          (b) Incentive Compensation.

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               (i)  In addition to Employee's Base Salary under Section 4.1(a),
          Employee shall be entitled to participate in such incentive plans as are described on Exhibit B.

               (ii) The Employee will also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time.

     The bonus amounts which may be payable to the Employee pursuant to this
Section 4.1(b) is referred to herein as "Incentive Compensation".

     4.2 Compensation as a Director. The Employee will not be compensated for attendance at regular and special Board meetings.

     4.3 Business Expenses. The Employer specifically agrees to reimburse the Employee for reasonable business (including travel) expenses incurred by the Employee in the performance of the Employee's duties hereunder, as approved from time to time by the Board provided, however, that the Employee must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

     4.4 Vacation. On a non-cumulative basis the Employee will be entitled to four weeks vacation in each year of this Agreement in accordance with the procedures set forth in the Bank's vacation policy as then in effect, during which the Employee's Base Salary will be paid in full.

     4.5 Benefits. In addition to the Base Salary and Incentive Compensation, the Employee will be entitled to such benefits as are described on Exhibit C. All such benefits will be awarded and administered in accordance with the Employer's standard policies and practices.

     4.6 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.  COMPANY INFORMATION.

     5.1 Ownership of Information. All Company Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

     5.2 Obligations of the Employee. The Employee agrees (a) to hold Company Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate, either intentionally or in a grossly negligent manner, Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Company Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by

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the Company's legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 will survive the termination of this Agreement with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of this Agreement, and this Section 5 will survive termination of this Agreement with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

     5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation, all Company Information then in the Employee's possession or control.

6. NON-COMPETITION. The Employee agrees that during the Term hereunder and, in the event of the Employee's termination of employment for any reason, thereafter for a period equal to the greater of (a) six (6) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.6 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the geographic area encompassed in a radius of 20 miles of the main office of the Employer, either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. NON-SOLICITATION OF CUSTOMERS. The Employee agrees that during the Term hereunder and, in the event of the Employee's termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.6 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the geographic area encompassed in a radius of 20 miles of any office or facility maintained by the Employer, on the Employee's own behalf or in the service or on behalf of others, solicit or divert or attempt to solicit or divert, directly or by assisting others, any business from any of the Employer's customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of the Employee's employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. NON-SOLICITATION OF EMPLOYEES. The Employee agrees that during the Term hereunder and, in the event of the Employee's termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months; or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.6hereof, the Employee will not, except for Employee's Administrative Assistant, within the geographic area encompassed in a radius of 20 miles of any office or facility maintained by the Employer , on the Employee's own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is

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a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. REMEDIES. The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Employee breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, will be cumulative.

10. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. NO SET-OFF BY THE EMPLOYEE. The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder. The existence of any claim, demand, action or cause of action by the Employer against the Employee whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employee of any of its rights hereunder.

12. NOTICE. All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted. All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

13.

                         (i)  If to the Employer, to it at:

                              Lee W. Warner, Chairman
                              9690 Deereco Road
                              Suite 650
                              Timonium, Maryland 21093


                         (ii) If to the Employee, to the Employee at:

                              1408 Malvern Road
                              Towson, Maryland 21204


14. ASSIGNMENT. Employee may not assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

15. WAIVER. A waiver by the Employer of any breach of this Agreement by the Employee will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitration panel will be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof.

17. ATTORNEYS' FEES. All reasonable legal fees paid or incurred by Employee pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by the Employee and the Bank or resolved in the Employee's favor.

18. APPLICABLE LAW. This Agreement will be construed and enforced under and in accordance with the laws of the State of Maryland only to the extent not superseded by federal law. The parties agree that any appropriate state court located in Baltimore County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

19. INTERPRETATION. Words importing the singular form shall include the plural and vice versa. The terms "herein", "hereunder", "hereby", "hereto", "hereof" and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

20. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement will be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

21. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

22. SURVIVAL. The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

22. SOURCE OF PAYMENTS. The Bank will maintain in escrow account (the, "Escrow Account") at a financial institution in an amount equal to the Base Salary for the Employee. The Escrow Account will be the source or partial source of payments in the event that termination payments are due by the Bank under
Section 3.6.1.

23. REGULATORY APPROVAL. This Agreement and the obligation of the parties thereunder is contingent upon the approval or nonobjection of the employment of Employee as described herein by regulatory bodies with jurisdiction over Employee.

     IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.


                                        THE EMPLOYER:

                                        AmericasBank


                                        By: /s/ Lee W. Warner
                                            ------------------------------------
                                        Name: Lee W. Warner
                                              ----------------------------------
                                        Title: Chairman
                                              ----------------------------------


                                        THE EMPLOYEE:

                                        By: /s/ Mark H. Anders
                                            ------------------------------------
                                        Name: Mark H. Anders
                                             -----------------------------------

EXHIBIT A

                                  AmericasBank
                                 JOB DESCRIPTION

JOB TITLE:     PRESIDENT/CHIEF EXECUTIVE OFFICER
FSLA:          EXEMPT
REPORTS TO:    BOARD OF DIRECTORS

SUMMARY:

Plan, develop, and establish policies, objectives, and strategies to prudently grow the bank, increase profitability, promote service quality, and to ensure the safe and sound operation of the bank in accordance with federal and state laws, rules and regulations, Board directives, the charter of the corporation, and generally accepted industry standards for liquidity, asset quality, leverage and interest rate sensitivity.

ESSENTIAL DUTIES AND RESPONSIBILITIES: Specific duties are listed below. Other duties may be assigned.

Confers with corporate managers to plan business objectives, to develop organizational policies, to coordinate functions and operations between divisions and departments, and to establish responsibilities and procedures for attaining objectives.

Provides leadership to the board of directors and its committees. Contributes to the effective, profitable operation of the corporation by participation in Liquidity and Asset/Liability Management, Loan Committee, Public Relations /Marketing Committee, and Asset Review Committee activities.

Ensures that the spirit and intent of regulatory and supervisory trusts and concerns are met or exceeded.

Keeps the Board informed concerning major developments and consults with same regarding major decisions affecting the bank or holding company.

Represents the bank and provides leadership in community activities, including business, charitable, civic, and social organizations to maintain a proper responsible citizen stature for the bank.

Reviews activity reports and financial statements to determine progress and status in attaining objectives and revises objectives and plans in accordance with current conditions.

Directs and coordinates the formulation of financial programs to provide funding for new or continuing operations to maximize returns on investments and to increase productivity.

Plans and develops labor and public relations policies designed to improve bank's image and relations with customers, employees, and the public.

Evaluates performance of executives for compliance with established policies and objectives of bank.

SUPERVISORY RESPONSIBILITY:

Manages subordinate supervisors in the Lending, Deposit, and Mortgage Banking, Finance and Operations functions. Is responsible for the overall direction, coordination, and evaluation of these units.

Provides direct guidance on personnel activities which affect the key bank management team, including salary administration, management incentive, performance objectives, and compliance with established policies to ensure solid team efforts toward the attainment of department, bank, and corporation goals.

Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; and addressing complaints and resolving problems.

CRA REQUIREMENT:

Expected to understand the bank's obligations under the Community Reinvestment Act and how to fulfill them. Expected to cooperate with and support the bank's CRA program and to maintain a Satisfactory CRA rating

PRODUCT AND KNOWLEDGE REQUIREMENT:

Should know and understand the products and services that are provided by the Bank and give quality service at all times to our customers.

QUALIFICATION REQUIREMENTS:

To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required.

EDUCATION AND/OR EXPERIENCE:

     College graduate or graduate of recognized graduate banking school or equivalent; ten years related experience and/or training; or equivalent combination of education and experience.

     LANGUAGE SKILLS:Ability to read, analyze, and interpret common technical journals, financial reports, and legal documents. Ability to respond to common inquiries or complaints from customers, regulatory agencies, or members of the community. Ability to to effectively communicate policies, procedures, staff objectives, and information to top management, public groups, and/or boards of directors.

     ANALYTICAL SKILLS:

     A high level of analytical, mathematical and reasoning skills to assess and evaluate the operation of subordinate areas of responsibility, participate in establishing bank-wide financial goals, and draft operational reports to the board.

PERFORMANCE EXPECTATIONS:

     ORGANIZATIONAL EXPECTATIONS:

     Understands that the position exists to ultimately serve the customer either directly or indirectly through assisting front-line personnel to answer customer inquiries quickly.

     Practices a high degree of professionalism and sets an example for others to follow.

     Uses creativity and initiative to recommend quality enhancements when relevant and appropriate.

     Has satisfactory attendance within policy guidelines and is punctual.

     Manages time effectively. Completes assigned duties within reasonable deadlines.

     FINANCIAL EXPECTATIONS:

     Makes recommendations to the Board of Directors concerning budgetary needs of the bank.

     Within parameters of job, uses good judgment related to Bank income opportunities and expense control.

     RELATIONSHIP EXPECTATIONS:

     Conducts in-bank and public relationships in a manner that enhances the image and marketing efforts of the Bank.

     Participates in community organizations, activities, and projects.

     Contributes to an overall team effort by being an effective team player.

This job description is not intended to be and should not be construed as an all-inclusive list of the responsibilities, skills, or working conditions associated with the position. While this job description is intended to accurately reflect the position's activities and requirements, management reserves the right to modify, add, or remove duties and assign other duties as necessary.

EXHIBIT B

                                  AmericasBank
                                   Term Sheet
Management Incentive Plan

Purpose: To attract, retain and reward the senior executive officers of the bank and other key employees designated by the President and Chief Executive Officer.

Securities:       To be determined. It is contemplated the securities could
                  include: restricted stock awards and stock options, including discounted options, phantom stock options, incentive stock options under qualified and non qualified plans.


Plan Scope:       To fully align the interest of management, directors and
                  shareholders in creating value in the Company. Management would be granted ownership rights in a pool of securities and options that would only increase in value if management successfully increases the market value of the Company. The structure and number of shares in the initial securities pool is to be determined.

Plan Term:        10 years

Option Price:     To be determined based on 100% of the per share value
                  established by a new valuation.

Vesting: 10% of the total shares awarded will vest upon the hire of the employee or the adoption of the Plan. The remaining shares will vest within ten years of hire based on a schedule to be determined. Vesting will be tied to earnings performance, balance sheet growth, asset quality, and the composite rating assigned by the bank's regulatory authorities. Shares that do not vest in one period may vest in subsequent periods so long as the requirements for vesting in subsequent periods are attained.

Effective Date:   After completion of capital raising offering but not later than March 31, 2004.

EXHIBIT C

Group Benefits

Medical:   Family Coverage at the Expense of the Bank
Dental:    Family Coverage at the Expense of the Bank
Life Insurance
Short and Long Term Disability
401K Plan (or other retirement program)
Vacation:  Four weeks

Other Benefits

Competitive SERP (once Bank achieves 1.0% ROAA)
Competitive Bonus Plan (if Bank exceeds profitability hurdles) - To Be Developed Automobile/Club Allowance of $750 per month
TEC Dues (once bank breaks even - currently $910 per month